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                                                                       EXHIBIT 1

                              HAWKER RESOURCES INC.

                             MATERIAL CHANGE REPORT

    UNDER SECTION 146(1) OF THE SECURITIES ACT (ALBERTA) (FORM 27) AND UNDER
        COMPARABLE PROVISIONS OF OTHER PROVINCIAL SECURITIES LEGISLATION

1.       REPORTING ISSUER:

         Hawker Resources Inc.
         3200, 350 - 7th Avenue SW
         Calgary, AB T2P 3N9

2.       DATE OF MATERIAL CHANGE:

         April 3, 2003

3.       PRESS RELEASE:

         News releases disclosing the details outlined in this Material Change Report were issued by Hawker Resources Inc. ("Hawker") on April 3, 2003 and on April 4, 2003, were disseminated through the facilities of Canada Newswire Limited and would have been received by the securities commissions where Hawker is a "reporting issuer" and the stock exchange on which the securities of Hawker are listed and posted for trading in the normal course of their dissemination.

4.       SUMMARY OF MATERIAL CHANGE:

         On April 3, 2003, shareholders approved the planned conversion of the company into an oil and gas enterprise, changed the company's name and elected a new board of directors. In addition, Hawker announced that it had acquired all of the shares of 1022971 Alberta Ltd., the private company that has agreed to acquire all of the shares of Southward Energy Ltd. and an option to acquire certain assets of Southward Energy Ltd.

         On April 4, 2003 Hawker announced the closing, on April 3, 2003, of its previously announced financing. Proceeds of approximately $3.6 million were received on issuance of 498,798 common shares and 430,493 units consisting of debentures, warrants and special shares.

5.       FULL DESCRIPTION OF MATERIAL CHANGE:

         On April 3, 2003, shareholders approved the planned conversion of the company into an oil and gas enterprise and changed the company's name to Hawker Resources Inc. The shareholders approved a new board of directors comprised of David Tuer, Bruce Kenway, Ronald P. Mathison, Martin A. Lambert, Paul M. Farion and Keith T. Smith. In addition, shareholders approved a previously announced (March 11, 2003) financing in connection with the conversion.

         Also on April 3, 2003, Hawker announced that it had secured, for nominal consideration, all of the shares of 1022971 Alberta Ltd. and an option expiring on or about July 29,

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         2003 to acquire up to 50% of the assets of Southward Energy Ltd. other than those which lie west of the 5th meridian. 1022971 Alberta Ltd. is the corporation which has agreed to acquire all of the shares of Southward Energy Ltd. pursuant to a proposed arrangement to be completed on or about April 30, 2003 and to cause Southward Energy Ltd. to sell all or substantially all of its resource assets in connection therewith. The option itself is conditional upon the proposed arrangement and related transactions having been successfully completed and the exercise of the option is conditional upon various matters including Hawker obtaining the necessary financing.

         On April 4, 2003 Hawker announced the closing, on April 3, 2003, of its previously announced financing. Proceeds of approximately $3.6 million were received on issuance of 498,798 common shares and 430,493 units consisting of debentures, warrants and special shares. All of the in-the-money options of Hawker were exercised upon closing of the financing. Approximately 56,000 options remain outstanding at exercise prices in excess of $9.40.

         The board of directors of Hawker ratified the previously announced acquisition of all of the shares of 1022971 Alberta Ltd. and the conditional option to acquire certain oil and gas assets currently owned by Southward Energy Ltd.

6        RELIANCE ON SUBSECTION 146(2) OF SECURITIES ACT (ALBERTA) OR EQUIVALENT
         SECTION:

         Not Applicable.

7.       OMITTED INFORMATION:

         No information has been omitted.

8.       SENIOR OFFICERS:

         David Tuer, Chief Executive Officer of Hawker may be contacted at (403) 294-0067 for further information.

9.       STATEMENT OF SENIOR OFFICER:

         The foregoing accurately discloses the material change referred to in this report.

         DATED at Calgary, Alberta this 14th day of April, 2003.

                                              HAWKER RESOURCES INC.

                                              Per: ____________________________
                                                   (signed) David Tuer
                                                   Chief Executive Officer

cc:      Toronto Stock Exchange